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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TENNESSEE COMMERCE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4) Date Filed:

Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

April 20, 2009

Dear Shareholder:

        You are cordially invited to attend and participate in the Annual Meeting of Shareholders of Tennessee Commerce Bancorp, Inc. (the "Corporation," "we" or "us") to be held at 3:30 p.m., Central Time, on Tuesday, May 19, 2009, at Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067.

        We have enclosed our Annual Report to Shareholders. Please read it and the attached Proxy Statement carefully as they contain important information about the Corporation and the matters to be addressed at the annual meeting.

        Whether you plan to attend the annual meeting in person or not, it is important that your shares are represented and voted at the annual meeting. We would appreciate your completing the enclosed proxy card so that your shares can be voted in the event you are unable to attend the annual meeting. If you are present at the annual meeting and desire to vote your shares personally, you may withdraw your proxy at any time before it is exercised. Please promptly complete, sign, date and return the enclosed proxy card as soon as possible to:

    Registrar & Transfer Company
    ATTN: Proxy Department
    P.O. Box 1158
    Cranford, New Jersey 07016-9747

        We appreciate the trust and confidence that you have placed in us. I look forward to seeing you at this year's annual meeting.

Sincerely,
/s/ ARTHUR F. HELF
Arthur F. Helf Chairman and Chief Executive Officer
Enclosures: 1. Proxy Card and Business Reply Envelope 2. Annual Report to Shareholders

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY.

Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2009

        Notice is hereby given that the Annual Meeting of Shareholders of Tennessee Commerce Bancorp, Inc. (the "Corporation") will be held at 3:30 p.m., Central Time, on May 19, 2009, at Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 for the following purposes:

  1.
  To elect three directors to serve until the 2012 annual meeting of shareholders;

  2.
  To ratify the appointment of KraftCPAs, PLLC as the Corporation's independent registered public accounting firm for fiscal year 2009; and

  3.
  To approve, in an advisory (non-binding) resolution, the compensation of certain of the Corporation's executive officers described in the attached Proxy Statement; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on April 14, 2009 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

By order of the Board of Directors,
/s/ H. LAMAR COX
H. Lamar Cox Secretary
April 20, 2009

YOUR VOTE IS IMPORTANT

Whether you expect to attend the meeting or not, please complete, sign, date and return the enclosed proxy card promptly to Registrar & Transfer Company, ATTN: Proxy Department, P.O. Box 1158, Cranford, New Jersey 07016-9747. In the event you attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

PROXY STATEMENT

        This Proxy Statement is being furnished to shareholders of Tennessee Commerce Bancorp, Inc. (the "Corporation," "we" or "us") in connection with the solicitation of proxies by the board of directors to be voted at the annual meeting of shareholders. Your vote is very important. For this reason, the board of directors is requesting that, if you are not able to attend the annual meeting of shareholders, you allow your common stock to be represented at the meeting by the proxies named in the enclosed proxy card. This Proxy Statement, notice of annual meeting and proxy is being mailed to all shareholders beginning on or about April 20, 2009.

        The Corporation is a bank holding company for Tennessee Commerce Bank (the "Bank"), headquartered in Franklin, Tennessee.

INFORMATION ABOUT THE ANNUAL MEETING

When is the annual meeting?

        Tuesday, May 19, 2009 at 3:30 p.m., Central Time.

Where will the annual meeting be held?

        Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067.

What items will be voted upon at the annual meeting?

        You will be voting upon the following matters:

  •
  Election of three directors to serve until the 2012 annual meeting of shareholders;

  •
  Ratification of the appointment of KraftCPAs, PLLC as our independent registered public accounting firm for fiscal year 2009;

  •
  Approval, in an advisory (non-binding) resolution, of the compensation of our Named Executive Officers identified in the section below entitled "Executive Compensation—Summary Compensation Table"; and

  •
  Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Who can vote?

        You are entitled to vote your common stock if our records show that you held your shares as of the close of business on April 14, 2009, the record date for the annual meeting. On that date, we had 10,000,000 authorized shares of common stock, par value $0.50 per share, of which there were [    •    ] shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each share of common stock held on April 14, 2009. The common stock is our only class of outstanding voting securities for purposes of the annual meeting of shareholders.

How do I vote by proxy?

        If you sign, date and return your signed proxy card before the annual meeting, your shares will be voted as you direct. For the election of directors, you may (i) vote for all of the nominees, (ii) withhold authority to vote for all of the nominees or (iii) vote for all of the nominees except those you designate. For the ratification of our auditors and approval of the non-binding advisory resolution of the compensation of the Named Executive Officers, you may vote "for" or "against" or you may abstain from voting.

        If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted (i) "FOR" the election as directors of the nominees listed in this Proxy Statement, (ii) "FOR" the ratification of the appointment of KraftCPAs, PLLC as our independent registered public accounting firm and (iii) "FOR" the approval, in an advisory (non-binding) resolution, of the compensation of the Named Executive Officers.

        The board of directors knows of no other business to be presented at the annual meeting. If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

        You can change or revoke your proxy at any time before it is voted at the annual meeting by:

  •
  Submitting another proxy with a more recent date than that of the proxy first given;

  •
  Sending written notice of revocation to the Corporate Secretary, c/o Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067; or

  •
  Attending the annual meeting and voting in person, although attending the meeting will not by itself revoke your previously granted proxy.

If I plan to attend the annual meeting, should I still vote by proxy?

        Yes. Casting your vote in advance does not affect your right to attend or vote at the annual meeting. Written ballots will be available at the annual meeting for shareholders of record. If you return your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

How many votes are required?

        Assuming a quorum is present at the annual meeting, the director nominees will be elected by a plurality of the votes cast in person or by proxy by the shares of common stock entitled to vote at the meeting, and the appointment of the independent registered public accounting firm, the approval, in an advisory (non-binding) resolution, of the compensation of the Named Executive Officers and any other matters submitted to the shareholders will be ratified or approved if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring the action exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing the action. Shareholders do not have cumulative voting rights with respect to the election of our directors.

What constitutes a "quorum" for the annual meeting?

        A majority of the shares of our common stock, representing a majority of the votes entitled to be cast, present or represented by proxy, constitutes a quorum for the annual meeting. A quorum is necessary to

conduct business at the annual meeting. As of April 14, 2009, there were [    •    ] shares of common stock issued and outstanding, so [    •    ] shares must be present or represented by proxy for a quorum to exist.

What is the effect of abstentions and broker non-votes?

        Abstentions and broker non-votes are included in determining the number of shares present or represented at the annual meeting for purposes of determining whether a quorum exists. Abstentions will be disregarded in the calculation of a plurality with respect to the election of directors, the proposal to ratify the appointment of KraftCPAs, PLLC as our independent registered public accounting firm and the proposal to approve, in an advisory (non-binding) resolution, of the compensation of the Named Executive Officers.

        Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal because it has not received voting instructions from the beneficial holder. When a proposal is not a "routine" matter (such as the approval, in an advisory (non-binding) resolution, of the compensation of the Named Executive Officers) and a broker has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the broker cannot vote the shares on that proposal. For "routine" matters, such as the election of directors and the ratification of the appointment of KraftCPAs, PLLC as our independent registered public accounting firm, brokers generally may vote on behalf of beneficial holders who have not furnished voting instructions.

Who pays for the solicitation of proxies?

        This Proxy Statement is being furnished in connection with the solicitation of proxies by our board of directors. We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile or email by our officers, directors or employees who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees, and fiduciaries will be reimbursed for their reasonable expenses incurred in such connection.

When are shareholder proposals for next year's annual meeting due?

        Proposals by shareholders to be considered for inclusion in the proxy materials solicited by the directors for the annual meeting in 2010 must be received by the Corporate Secretary at Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067, no later than December 21, 2009. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended.

        If a shareholder, rather than placing a proposal in our proxy materials as discussed above, commences his or her own proxy solicitation for the 2010 annual meeting or seeks to nominate a director candidate for election or propose business for consideration at such meeting, the shareholder must notify us of such proposal at the address above on or before March 6, 2010. If notice is not received by this date, the individuals named as proxies on the proxy card for our 2010 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any such shareholder proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our bylaws provide that the board of directors shall determine the number of directors by board resolution. The board of directors has set the size of the board at nine members. The board of directors is divided into three classes, designated Classes I, II and III, which are as nearly equal in number as the then total number of directors permits. Each director holds office for a term of three years and until his or her successor is elected and qualified.

        All of the current directors and nominees have served as our directors since we were formed in March 2000 and have been members of the board of directors of the Bank since it began operations in January 2000.

        Information about the individuals nominated as directors and the remaining members of the board is provided below. Shares of common stock voted by proxy will be voted FOR the nominees listed below unless you specify otherwise.

Nominees

        The term of the Class I directors expires at the annual meeting. A majority of our independent directors recommended for the board's nomination each of Arthur F. Helf, William W. McInnes and Paul A. Thomas, M.D. to serve as Class I directors until the 2012 annual meeting of shareholders and the board approved such nominees. Each nominee has consented to be a candidate and to serve as a director if elected. We do not anticipate that any of these nominees will be unavailable for election but, if such a situation arises, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. The Class II and III directors will continue as members of the board until their respective terms expire, as indicated below.

Class I Directors (Term Expiring 2009)

Name	Age	Principal Occupation
Arthur F. Helf	71	Chief Executive Officer and Chairman of the Board of the Bank and the Corporation
William W. McInnes	60	Private Investor
Paul A. Thomas, M.D.	54	Orthopedic Surgeon, The Bone & Joint Clinic, P.C.

        Arthur F. Helf has served as Chairman and Chief Executive Officer of the Corporation and the Bank since their inception in 2000. He is actively involved in the community and is a member of the board of directors of the Cool Springs Chamber of Commerce. Mr. Helf served as President and Chairman of the board of directors of the Rotary Club of Franklin Breakfast, where he also held various leadership positions. He served as a board member of the Franklin YMCA. He is a member of the Tennessee Bankers Association Government Relations Committee. Mr. Helf was designated one of the 25 Most Influential Individuals in Williamson County in 2003 and again in 2006 by the Nashville Business Journal and the Williamson County Economic Development Council. Mr. Helf also served as a commissioned officer (Airborne/Ranger) in the U.S. Army.

        William W. McInnes is a private investor and is active in a number of local and national businesses and activities. During his professional career, Mr. McInnes worked as a broker, analyst and in corporate finance with J.C. Bradford & Company in Nashville. Additionally, Mr. McInnes served as Vice President—Finance and Treasurer for Hospital Corporation of America from 1978 to 1993, where he initiated a successful leveraged buyout that netted $2.5 billion upon that company's initial public offering. He has been a director at CTI Molecular Imaging, Inc. since 2002. He has previously served as a director of various companies, including three public companies—Candela Corporation, Surgical Care Affiliates, Inc. and

Gulf South Medical Supply, Inc. His civic involvement includes the Nashville Community Foundation, Tennessee Performing Arts Center, Harpeth Hall School (Treasurer), WPLN (Treasurer), Friends of Warner Parks, Tennessee Botanical Gardens and Fine Arts Center, Vanderbilt Children's Hospital, YMCA (Advisory Board), Tennessee Special Olympics (Chairman), Tennessee Repertory Theatre (Chairman), Junior Achievement, Ensworth School, Nashville Child Center, HCA Foundation and the Jack C. Massey School of Business, Belmont University. His professional involvements include the Financial Executives Institute, Society of Chartered Financial Analysts and the Nashville Society of Financial Analysts (President).

        Paul A. Thomas, M.D. is an orthopedic surgeon and has been a member of The Bone & Joint Clinic, P.C. in Franklin, Tennessee since 1991. Dr. Thomas is a member of the Williamson Medical Society, Tennessee Medical Association, American Medical Association and the Nashville Orthopedic Association. He is a fellow and board certified by the American Academy of Orthopedic Surgeons. Dr. Thomas currently serves as an active staff physician at Williamson Medical Center, chairman of the Emergency Room and Outpatient Committee and a member of the Surgery Department Committee. Dr. Thomas presently serves as team physician for Battle Ground Academy and is a member of the board of directors for Battle Ground Academy's Wildcat Club.

Continuing Directors

        Each person named below will continue to serve as a director until the annual meeting of shareholders in the year indicated for the expiration of his term. You are not voting on the election of the Class II and Class III directors listed below. The tables below show the names, ages, principal occupations and other directorships of each continuing director, and the year in which each was first elected to the board of directors.

Class II Directors (Term Expiring 2010)

Name	Age	Principal Occupation
H. Lamar Cox	66	Chief Administrative Officer and Secretary of the Bank and the Corporation
Thomas R. Miller	66	Commercial Realtor, Coldwell Banker
Darrel E. Reifschneider	75	President and Chief Executive Officer, Harpeth True Value Hardware

        H. Lamar Cox has served as Chief Administrative Officer of the Corporation and the Bank and has been responsible for operations and support functions since September 2005. Prior to that, he served as Chief Financial Officer of the Corporation and the Bank since their inception in 2000 and served as acting Chief Financial Officer from March 7, 2008 until August 18, 2008. He has over 35 years of banking experience in the areas of finance, operations, retail banking, compliance and lending. Mr. Cox is a Certified Public Accountant, licensed in Georgia and Tennessee, and is a veteran of the United States Navy.

        Thomas R. Miller has been a licensed commercial realtor for Coldwell Banker since August 2005. Mr. Miller served as Mayor of the City of Franklin, Tennessee from 2003 to 2007 and served as Alderman for Franklin from 1997 to 2003. Prior to that time, Mr. Miller was involved in sales and marketing for New York Life Insurance Company, Lumberman's Underwriting Alliance (a specialty insurer of lumber and woodworking properties), a marine insurance department and a manager of a housing corporation. He previously served as Chief Executive Officer of Mid-Continent Systems in Arkansas and as president of its insurance subsidiary and also served as sales manager of Johnson & Higgins, an international insurance broker located in Nashville, Tennessee.

        Darrel E. Reifschneider has served as the President and CEO of Harpeth True Value Hardware, a retail store and lumber yard in Franklin, Tennessee since 2000, and is also involved in a number of entrepreneurial endeavors throughout Middle Tennessee. Mr. Reifschneider previously served as President of Manchester Tank Company, the second largest manufacturer of propane tanks in the United States and was associated with that company from 1946 to 1999. He is active in the Franklin Chamber of Commerce and the Rotary Club of Franklin Breakfast.

Class III Nominees (Term Expiring 2011)

Name	Age	Principal Occupation
Paul W. Dierksen	54	Private Investor; Consultant, North American Marine Industry
Dennis L. Grimaud	62	Chairman and Chief Executive Officer, Diatherix Laboratories, Inc.
Michael R. Sapp	56	President of the Bank and the Corporation

        Paul W. Dierksen is a private investor and consultant to the North American Marine Industry. From 1996 to December 2008, he served as Senior Vice President of Marketing and Strategic Business Development for Volvo Penta of the Americas Inc., a division of AB Volvo, Sweden. His professional career includes sales and management positions with Yamaha Motor Corporation, U.S.A. and Mercury Marine, a division of Brunswick Corporation. He was also Vice President of Sales and Marketing for Chris Craft Boats, Sarasota, Florida, a division of Outboard Marine Corporation. Mr. Dierksen served on the board of directors of the National Marine Manufacturers Association from 2000 through December 2008 and was elected Chairman of NMMA's Engine Manufacturers Division Board in October 2008. He attended Franklin University in Columbus, Ohio and the Brunswick Advanced Management Program in Skokie, Illinois.

        Dennis L. Grimaud is Chairman and Chief Executive Officer of Diatherix Laboratories, Inc. Mr. Grimaud served as Chief Executive Officer of Genaco Biomedical Products, Inc., a subsidiary of Qiagen N.V., from August 2004 to June 2008. He is a founder and was President and Chief Executive Officer of Cytometry Associates, Inc., a leading biomedical company located in Brentwood, Tennessee, from 1988 to 1999. He was President of the Tennessee Biotechnology Association. In addition, he was Chief Executive Officer of Premier Micronutrient Corporation and has been Chairman of ScyTech, Inc., a biotechnology firm headquartered in Nashville, since 2000. Mr. Grimaud has previously served as a director of American Red Cross/Nashville Chapter, Nashville Health Care Council and Easter Seals/Middle Tennessee and Vice Chairman/Business Services, Nashville Area Chamber of Commerce.

        Michael R. Sapp is a founding director and has served as President of the Corporation and the Bank and as Chief Lending Officer of the Bank since 2001. He has over 30 years of banking experience, with 25 years of such service in Middle Tennessee. He was Division Manager/Senior Vice President, Equipment Finance Division at First American National Bank in Nashville for 13 years until 1997. Mr. Sapp began his banking career in 1978 at BancOhio National Bank (now The PNC Financial Services Group, Inc.) as a branch lending officer. He is active in the Middle Tennessee Leadership Council.

Required Vote

        Assuming a quorum is present, the election of directors requires a plurality of the votes cast in person or by proxy by the shares of common stock entitled to vote in the election of directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

 PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed KraftCPAs, PLLC as our independent registered public accounting firm for fiscal year 2009. KraftCPAs, PLLC has served as our independent registered public accounting firm since November 2005. Representatives from KraftCPAs, PLLC will be at the annual meeting, will have the opportunity to make a statement if they choose to do so and will be available to respond to appropriate questions.

        The aggregate fees billed for the services rendered to us by KraftCPAs, PLLC for the years ended December 31, 2008 and December 31, 2007 were as follows:

	2008	2007
Audit Fees(1)	$152,580	$234,500
Audit-Related Fees	—	—
Tax Fees(2)	—	14,500
All Other Fees(3)	10,655	—

Total	$163,235	$249,000

    (1)
    The Audit Fees for the years ended December 31, 2008 and 2007 consisted principally of fees for professional services in connection with the audits of our annual financial statements and reviews of our quarterly financial statements.

    (2)
    The Tax Fees for the year ended December 31, 2007 consisted principally of fees for professional services for tax compliance, tax advice and tax planning.

    (3)
    All Other Fees for the year ended December 31, 2008 consisted principally of fees in connection with our offering of trust preferred securities, our response to a comment letter from the SEC and a U.S. Department of Labor investigation.

        The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services to be performed by KraftCPAs, PLLC as the independent registered public accounting firm that performs the audit of our consolidated financial statements. All audit and non-audit services performed by KraftCPAs, PLLC must be pre-approved by the Audit Committee, and all such fees were pre-approved for the years ended December 31, 2008 and December 31, 2007.

Required Vote

        Assuming a quorum is present, the appointment of KraftCPAs, PLLC as our independent registered public accounting firm for fiscal year 2009 will be ratified if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring ratification exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing ratification. In the event that the shareholders do not ratify the appointment of KraftCPAs, the Audit Committee would consider the vote in connection with the engagement of an independent registered public accounting firm for fiscal year 2010, but would likely not consider a change for fiscal year 2009 because of the difficulty and expense of making such a change.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF KRAFT CPAS, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

 PROPOSAL 3: APPROVAL OF A NON-BINDING ADVISORY
RESOLUTION OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        The American Recovery and Reinvestment Act of 2009 requires financial institutions that participate in the Capital Purchase Program under the U.S. Department of the Treasury's Troubled Asset Relief Program to permit a separate shareholder vote to approve the compensation of their executives. As a result, at our annual meeting of shareholders, our board of directors will submit a resolution for approval by our shareholders. In connection with this resolution, we encourage you to carefully review the sections below entitled "Compensation Discussion and Analysis" and "Executive Compensation."

        This proposal, commonly known as a "say-on-pay" proposal, gives you the opportunity to endorse or not endorse the compensation provided to our Named Executive Officers as described in this Proxy Statement by voting on the following resolution:

  "RESOLVED, that the shareholders of Tennessee Commerce Bancorp, Inc. (the "Corporation") approve the compensation provided to the Named Executive Officers of the Corporation, as described in the sections entitled "Compensation Discussion and Analysis" and "Executive Compensation" in the Corporation's proxy statement for its 2009 annual meeting of shareholders."

        We believe that our executive compensation policies and procedures are focused on pay-for-performance principles and are reasonable in comparison both to similar-sized companies in the industry and to our performance during 2008. We also believe that our compensation program strongly aligns the interests of our executives with the interests of our shareholders in the creation of long-term value as well as the components that drive long-term value.

Required Vote and Effect

        Assuming a quorum is present, the resolution on executive compensation will be approved by the shareholders if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring approval of the resolution exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing approval of the resolution.

        Because your vote is advisory, it will not be binding on our board of directors or Compensation Committee, overrule any decision made by our board or Compensation Committee or create or imply any additional fiduciary duty of our board or Compensation Committee. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF A NON-BINDING ADVISORY RESOLUTION OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Role of the Board

        Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our board of directors. The board has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports provided to them regularly, and through discussions with our executive officers.

Director Independence

        The board has determined that each of Messrs. McInnes, Thomas, Miller, Reifschneider, Dierksen and Grimaud, constituting a majority of our directors, are "independent" under the rules of The NASDAQ Stock Market LLC. Under applicable SEC and NASDAQ rules, the existence of certain "related person" transactions above certain thresholds between a director and the Corporation are required to be disclosed and preclude a finding by the board that the director is independent. None of our directors currently serves as a director of another public company. We are not aware of any family relationships among any of our directors and executive officers.

        During 2008, there were no additional relationships or transactions that the board of directors discussed in making its independence determinations with respect to each director identified as independent and no relationships or transactions precluded any such directors from being independent.

Lead Independent Director

        The board of directors appointed Mr. McInnes as Lead Independent Director effective January 30, 2008. The Lead Independent Director's responsibility is to coordinate the activities of the other independent directors, including without limitation (i) advising the Chairman of the Board as to an appropriate schedule of meetings of the board of directors, (ii) reviewing and providing the Chairman of the Board with input regarding the agendas for the meetings of the board of directors, (iii) calling, chairing and developing the agendas for quarterly meetings of the independent directors and assuming other responsibilities which the independent directors as a whole might designate from time to time, (iv) reporting to the board of directors concerning the meetings or deliberations of the independent directors, (v) recommending to the Chairman of the Board the membership of the various committees of the board of directors, as well as the selection of the chair of each such committee, (vi) serving as Chairman of the Board when the Chairman of the Board is not present, (vii) serving as a liaison for consultation and communication with shareholders and (viii) performing such other duties as the board of directors may from time to time delegate.

 Committees of the Board of Directors

        The board has established three standing committees: the Audit Committee; the Compensation Committee; and the Executive Committee. The following table shows the current membership of each committee of the board of directors:

Director	Audit Committee	Compensation Committee	Executive Committee
H. Lamar Cox			X
Paul W. Dierksen			*
Dennis L. Grimaud	X		*
Arthur F. Helf			Chair
William W. McInnes	Chair		*
Thomas R. Miller	X	X	*
Darrel E. Reifschneider		Chair	*
Michael R. Sapp			X
Paul A. Thomas, M.D.		X	*

*
Four independent directors are designated to attend each monthly meeting of the Executive Committee, with one of the four designees changing each meeting.

Audit Committee

        The Audit Committee consists of Messrs. Grimaud, McInnes (Chair) and Miller. The board of directors has determined that each of the members of the Audit Committee meets the independence standards of The NASDAQ Stock Market LLC and SEC Rule 10A-3 and that Mr. McInnes is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit Committee has the authority and responsibility to ensure the accuracy and reliability of our financial statements, adequate internal controls and operating procedures, and compliance with all laws, regulations and policies. The Audit Committee's primary duties are to:

  •
  Hire one or more independent public accountant to audit our books, records and financial statements and to review our system of accounting, including our systems of internal control;

  •
  Monitor and evaluate, independently and objectively, our internal controls and financial reporting procedure;

  •
  Discuss with the independent public accountant the results of its audits and reviews;

  •
  Periodically communicate the committee's findings to the board of directors; and

  •
  Facilitate communication among the board of directors, our independent public accountant and our management.

        The Audit Committee held eight meetings in 2008. A copy of the charter of the Audit Committee was filed as Appendix A to the proxy statement for the 2008 annual meeting of shareholders. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis.

Compensation Committee

        The Compensation Committee consists of Messrs. Reifschneider (Chair) and Miller and Dr. Thomas. The members of the Compensation Committee are appointed annually and the board of directors has determined that each of the members of the committee meets the independence standards of The NASDAQ Stock Market LLC. The Compensation Committee held four meetings in 2008. The Compensation Committee does not have a charter.

        The board of directors has granted the Compensation Committee with the authority to review and approve corporate goals and objectives relevant to the compensation of the Named Executive Officers, including the Chief Executive Officer, evaluate the performance of the Named Executive Officers in light of those goals and objectives and set the compensation levels of the Named Executive Officers based on this evaluation. The Compensation Committee may not delegate any of such authority to any other persons.

        The Compensation Committee generally determines the base salary of the Named Executive Officers on an annual basis in executive session independent of management. The Chief Executive Officer is not involved in the determination of his own salary but recommends to the Compensation Committee salary levels for the other Named Executive Officers. Other compensation matters (for example, bonuses and equity awards) involving executives are considered and reviewed by management, including the Chief Executive Officer, and recommended to the Compensation Committee. The Compensation Committee uses a consultant in formulating many of its recommendations, both for advice and as a source of peer-company data. The Compensation Committee engaged Meyer Chatfield Compensation Advisors, LLC in 2008 and directed Meyer Chatfield to update various components of our executive compensation arrangements, including the preparation of new employment agreements and updating the annual incentive plan for our Named Executive Officers.

        Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by Section 7001(c) of the American Recovery and Reinvestment Act of 2009, requires the Compensation Committee to meet at least semi-annually with our senior risk officer to review our employee compensation plans in light of an assessment of any risk posed to us from such plans.

Executive Committee

        The Executive Committee consists of Messrs. Helf (Chair), Sapp and Cox and four independent directors on a rotating basis. To ensure continuity, one independent director rotates off the Executive Committee after each meeting and another independent director rotates onto the Executive Committee for the next meeting. The Executive Committee acts on behalf of the board of directors concerning the management and conduct of our business affairs. Generally, the Executive Committee meets twice each quarter. The Executive Committee held eight meetings in 2008.

Nominations of Directors

        We currently have no standing nominating committee. Our board of directors is of the view that it is appropriate not to have such a committee because of the long tenure of the current directors and the fact that a majority of the members of the board are independent. Consistent with the rules of The NASDAQ Stock Market LLC, any director nominees will be recommended for the full board's selection by a majority of the independent directors.

        With respect to the nominating process, the independent directors discuss and evaluate possible candidates in detail. The independent directors will recommend to the board new nominees as independent directors based on the following criteria:

  •
  Personal qualities and characteristics, experience, accomplishments and reputation in the business community;

  •
  Current knowledge and contacts in Franklin/Williamson County and in the banking industry or other industries relevant to our business;

  •
  Diversity of viewpoints, background, experience and other demographics;

  •
  Ability and willingness to commit adequate time to board and committee matters; and

  •
  The fit of the individual's skills and personality with those of other directors and potential directors in building a board that is effective and responsive to its duties and responsibilities.

        The independent directors do not set specific, minimum qualifications that nominees must meet in order for the independent directors to recommend them to the board as nominees, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the existing composition of the board of directors. Once a candidate whom the independent directors seriously want to consider and move toward recommendation for nomination is identified, the independent directors will enter into discussions with that nominee.

        We do not pay a fee to any third party to identify, evaluate or assist in the identification or evaluation of potential nominees to our board.

Shareholder Nominations of Directors

        The board will consider nominees recommended by shareholders, and any such nominee is given appropriate consideration in the same manner as other nominees using the same criteria described above and considering the additional information referred to below. Shareholders who wish to nominate a candidate for election as director to be considered by the board may do so by submitting in writing such nominee's name to the Corporate Secretary at Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067. Nominations for directors must be received by the Corporate Secretary at the Corporation's principal office not less than 120 days prior to the meeting at which directors are to be elected. A shareholder's nomination should contain:

  •
  A statement that the writer is a shareholder and is proposing a candidate for consideration by the board;

  •
  The name of and contact information for the candidate;

  •
  A statement of the candidate's business and educational experience;

  •
  A statement detailing any relationship or understanding between the proposing shareholder and the candidate;

  •
  A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected; and

  •
  A statement of the number of shares of our common stock that the nominating shareholder holds of record or in which shareholder has a beneficial interest and the number of such shares that have been held for more than one year.

Shareholder Communication with the Board of Directors

        Shareholders desiring to communicate with our board of directors on matters other than director nominations should submit their communication in writing to the Chairman of the Board, c/o the Corporate Secretary, Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067 and identify themselves as a shareholder. All such communications will be forwarded to the Chairman of the Board for a determination as to an appropriate response.

Director Attendance at Board, Committee and Annual Meetings

        During 2008, the board of directors held eight meetings. Each director attended at least 75% of the total of all meetings of the board of directors and all committees on which such director served. All directors are expected to attend the annual meeting of shareholders on May 19, 2009. In 2008, all of our directors attended the annual meeting of shareholders.

 Executive Sessions

        In order to promote open discussion among our independent directors, we schedule regular executive sessions at least twice each year in which only those directors are present. The Lead Independent Director, currently Mr. McInnes, presides at these meetings.

Code of Ethics

        Our board of directors has not adopted a Code of Ethics, as defined by the rules and regulations of the Securities and Exchange Commission, because the principal business of the consolidated company is conducted by the Bank rather than the Corporation. The board of directors of the Bank, however, has adopted a Code of Ethics for all the employees of the Bank including all of the executive officers and directors of the Bank who are also executive officers and directors of the Corporation. A copy of this Code of Ethics can be obtained by a written request to the Corporate Secretary, Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Franklin, Tennessee 37067.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth certain information, as of January 1, 2009, with respect to the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee, (iii) each of our Named Executive Officers and (iv) all of our directors and executive officers as a group. As of January 1, 2009, there were 4,731,696 shares of our common stock outstanding. We relied on information supplied by our directors, executive officers and beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Gilder Gagnon Howe & Co. LLC	1,134,410	(3)	24.0%
H. Lamar Cox	121,303	(4)	2.5
Paul W. Dierksen	38,800	(5)	*
George W. Fort	—	(6)	*
Dennis L. Grimaud	53,332		1.1
Arthur F. Helf	222,904	(7)	4.6
William W. McInnes	76,332		1.6
Thomas R. Miller	36,332		*
Frank Perez	—		*
Darrel E. Reifschneider	167,120	(8)	3.5
Michael R. Sapp	307,788	(9)	6.2
Paul A. Thomas, M.D.	73,616	(10)	1.5
All directors and executive officers as a group (10 persons)	1,097,527		20.7%

*
Less than 1%

(1)
The address of Gilder Gagnon Howe & Co. is 1775 Broadway, New York, NY 10019. The address for all other listed individuals is 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067.

(2)
Beneficial ownership is deemed to include shares of our common stock that an individual has the right to acquire within 60 days after January 1, 2009, including upon the exercise of stock options reflected in the table below. These shares are deemed to be outstanding for the purposes of computing the "percentage of class" for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

Name	Common Stock Underlying Options Exercisable Within 60 Days
H. Lamar Cox	97,348
Paul W. Dierksen	26,600
George W. Fort	—
Dennis L. Grimaud	30,000
Arthur F. Helf	99,200
William W. McInnes	30,000
Thomas R. Miller	21,500
Frank Perez	—
Darrel E. Reifschneider	30,000
Michael R. Sapp	200,072
Paul A. Thomas, M.D.	30,000

  Information in the table for individuals also includes shares held in our 401(k) Plan and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him pursuant to applicable law.

(3)
As reported in Amendment No. 5 to the Schedule 13G filed on February 17, 2009 with the Securities and Exchange Commission, Gilder Gagnon Howe & Co. LLC claims to have sole voting power with respect to 40,625 shares of our common stock and shared dispositive power with respect to 1,134,410 shares of our common stock.

(4)
On January 8, 2008, pursuant to the 2007 Equity Plan, 10,955 shares of restricted stock were granted to Mr. Cox. Eighty percent (80%) of these shares vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of these shares vest over five years in equal increments, subject only to continued employment. The amount shown includes 2,015 shares of restricted stock that vested as of December 31, 2008.

(5)
Includes 2,200 shares held by Mr. Dierksen's wife, of which Mr. Dierksen disclaims beneficial ownership.

(6)
Mr. Fort's employment was terminated effective as of May 6, 2008.

(7)
Includes 34,132 shares held by Mr. Helf's wife, of which Mr. Helf disclaims beneficial ownership.

(8)
Includes 4,870 shares held by Mr. Reifschneider's children, of which Mr. Reifschneider disclaims beneficial ownership.

(9)
Includes 21,100 shares held by Mr. Sapp's son, of which Mr. Sapp disclaims beneficial ownership.

(10)
Includes 18,950 shares held by Dr. Thomas' father and children, of which Dr. Thomas disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Compensation Committee is currently comprised of Messrs. Reifschneider and Miller and Dr. Thomas and is responsible for making decisions concerning cash and other compensation paid to our Chief Executive Officer and our other Named Executive Officers.(1)

        The Compensation Committee meets periodically to evaluate the compensation and benefits of our Named Executive Officers as well as the compensation of the non-employee directors. The Compensation Committee also evaluates the performance criteria upon which cash incentive bonuses and other incentives, including equity-based incentives, are based.

        Because we are a "TARP recipient" as that term is defined under Section 7001 of the American Recovery and Reinvestment Act of 2009, during the period in which we have any obligation arising from financial assistance provided under the Capital Purchase Program, all compensation decisions will be guided by the current requirements for participants in the Capital Purchase Program.

Executive Compensation Philosophy

        We seek to provide an executive compensation package that is driven by our overall financial performance and changes in shareholder value. Executive compensation is intended to be set at levels that the Compensation Committee, based upon information developed with independent consultants, believes is consistent with a peer group of banks selected by the Compensation Committee.

        We believe that the compensation of the Named Executive Officers should reflect the value of our position in the marketplace. To attract and retain a highly skilled workforce, we believe that we must remain competitive with the pay of other employers, and particularly other financial services companies, who compete with us for talent. We believe that our compensation program must deliver top-tier compensation for top-tier individual and company performance. Where individual performance falls short of expectations and/or company performance lags the industry, our program should deliver lower-tier compensation. In addition, we believe that the objectives of pay for performance and retention must be balanced. Even in periods of temporary downturns in company performance, our program is designed to ensure that successful, high-achieving employees remain motivated and committed to us.

        Our compensation practices are designed to provide a competitive level of compensation to the executive officers and to provide rewards for satisfactory performance. For the Named Executive Officers, our practice has been to provide a base salary that accounts for approximately 45% to 55% of their total compensation, a cash bonus incentive that accounts for approximately 40% to 45% of their total compensation, an equity-based incentive that accounts for approximately 5% to 10% of their total compensation and other compensation that accounts for approximately 5% to 10% of their total compensation. As other compensation, for example, each Named Executive Officer receives a car allowance. We also purchase term life insurance policies for each of Messrs. Helf, Sapp and Cox that provide 60% of the policy benefit to the respective executive.

Objectives of Executive Compensation

        The objectives of our executive compensation program are to attract and retain quality executive leadership and to enhance each executive's performance. The Compensation Committee bases our executive compensation program on the same objectives that guide us in establishing all of our

(1)
Unless indicated otherwise, the term "Named Executive Officers" will be used in this Compensation Discussion and Analysis to refer to Messrs. Cox, Helf, Perez and Sapp, our current Named Executive Officers, and will not include our former Chief Financial Officer, whose employment was terminated on May 6, 2008.

compensation programs—compensation is based upon the level of job responsibility, individual performance and company performance. As employees progress to higher levels of responsibility in the organization, an increasing proportion of their pay is linked to our performance and changes in shareholder value, because at higher levels they are more able to affect our results.

        The Compensation Committee strives to meet these objectives while maintaining market competitive pay levels and ensuring that we make efficient use of our resources and have predictable expense recognition.

Competitive Positioning

        In the past, we have utilized the services of Clark Consulting of Atlanta, Georgia in the development and design of our overall executive compensation program. In 2007, Clark Consulting prepared an analysis of the market competitiveness of base salary for our executive officers and developed a customized high-performing peer group of bank holding companies. The peer group was developed based on a number of factors including growth and earnings, asset size and similarity with our business model. The Compensation Committee further stratified the peer group by factors relating to similarities to us in operations and organization. An analysis of proxy statements was performed comparing our Named Executive Officers' overall compensation to the peer group. The Compensation Committee and Clark Consulting determined that compensation for a select peer group of banking organizations with assets ranging from $500 million to $2.0 billion was an appropriate benchmark for us. The peer group was comprised of the following organizations:

Bank Holding Company	Location
Ameris Bancorp	Moultrie, Georgia
Capital Bancorp, Inc.	Nashville, Tennessee
Cass Information Systems, Inc.	Bridgeton, Missouri
Centrue Financial Corporation	Ottawa, Illinois
Civitas BankGroup, Inc.	Franklin, Tennessee
Commonwealth Bankshares, Inc.	Norfolk, Virginia
Cooperative Bankshares, Inc.	Wilmington, North Carolina
Crescent Financial Corporation	Cary, North Carolina
Enterprise Financial Services Corp	Saint Louis, Missouri
First Security Group, Inc.	Chattanooga, Tennessee
Greene County Bancshares, Inc.	Greenville, Tennessee
Integrity Bancshares, Inc.	Alpharetta, Georgia
Intervest Bancshares Corporation	New York, New York
Macatawa Bank Corporation	Holland, Michigan
Mercantile Bank Corporation	Grand Rapids, Michigan
MetroCorp Bancshares, Inc.	Houston, Texas
MidWestOne Financial Group, Inc.	Oskaloosa, Iowa
Nexity Financial Corporation	Birmingham, Alabama
Patriot National Bancorp, Inc.	Stamford, Connecticut
Peoples Bancorp of North Carolina, Inc.	Newton, North Carolina
Pinnacle Financial Partners	Nashville, Tennessee
Royal Bancshares of Pennsylvania, Inc.	Narberth, Pennsylvania
Rurban Financial Corp.	Defiance, Ohio
Smithtown Bancorp, Inc.	Hauppauge, New York
Southcoast Financial Corporation	Mount Pleasant, South Carolina
Tower Financial Corporation	Fort Wayne, Indiana
Yadkin Valley Financial Corporation	Elkin, North Carolina

        Clark Consulting provided the Compensation Committee with comparisons of our results to the peer group's results for the last year and the last three years, for the following measurements:

  •
  Total assets;

  •
  Asset growth;

  •
  Return on average assets;

  •
  Return on average equity;

  •
  Net interest margin;

  •
  Efficiency ratio;

  •
  Core earnings per share growth;

  •
  Total return;

  •
  Price/earnings ratio;

  •
  Price/tangible book ratio; and

  •
  Price/assets ratio.

        Clark Consulting indicated that our performance for the above measures was comparable to that of the peer group. In particular, our three-year asset growth and efficiency ratio were above the 75th percentile for the peer group and our net interest margin and core earnings per share growth results were between the 50th and 75th percentiles for the peer group.

        In developing its peer comparisons, Clark Consulting compared the compensation of the Named Executive Officers to the following similarly situated officers in the peer group:

Named Executive Officer	Position	Comparable Position in Peer Group
Arthur F. Helf	Chairman and Chief Executive Officer	Chief Executive Officer
Michael R. Sapp	President and CLO	2nd highest paid executive
H. Lamar Cox	Chief Administrative Officer	Chief Operating Officer

        Clark Consulting did not provide any services for us during 2008 and, therefore, the composition of our peer group remained the same for 2007 and 2008.

Use of Compensation Consultants

        In November 2008, the Compensation Committee engaged Meyer Chatfield Compensation Advisors, LLC to update various components of our executive compensation. As part of its services, Meyer Chatfield prepared new employment agreements for Messrs. Helf, Sapp and Cox. In addition, Meyer Chatfield updated the Named Executive Officers' annual incentive plan and assisted in the implementation of the Bank's BOLI arrangements.

Composition of Total Compensation

        We believe that our executive compensation should include both short-and long-term compensation, with an emphasis on long-term compensation that is tied to corporate performance. By using long-term incentives, we align our executive's interests with our shareholders and create a strong retention tool.

        Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. Our practice has been to set base salary levels competitively coupled with the opportunity for the executive to substantially increase his compensation through cash bonus incentives by meeting aggressive performance criteria goals. Annual cash bonus incentives are used as a short-term incentive to drive achievement of annual performance criteria goals and to encourage teamwork.

Base Salary

        Base salaries for the Named Executive Officers were initially determined by evaluating the responsibilities of their respective positions, and by reference to the competitive marketplace for talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. The Compensation Committee determines annual salary adjustments by evaluating the competitive marketplace, our performance and the performance of the individual executive officer.

        In June 2007, based upon the compensation analysis provided by Clark Consulting, the board of directors set base salary levels for the Chief Executive Officer and the other Named Executive Officers at levels commensurate with our performance within the peer group. In general, our performance was comparable to the 50th and 75th percentile of the peer group. The Compensation Committee did not increase the base salaries of Messrs. Helf, Sapp and Cox for 2008 and set the base salary of Mr. Perez, who was hired effective as of August 18, 2008, at a level comparable to the 50th percentile of our peer group based on Clark Consulting's 2007 analysis. As a result, the base salary for each of the Named Executive Officers for the year ended December 31, 2008 was as follows:

Named Executive Officer	Base Salary
Arthur F. Helf	$400,000
Frank Perez	165,000
Michael R. Sapp	400,000
H. Lamar Cox	350,000

The Compensation Committee determined that the base salary of each of the Named Executive Officers would not increase for 2009 and, therefore, the above table also reflects the base salary for 2009.

        The differences between the base salaries of (i) Messrs. Helf and Sapp as compared to Mr. Cox, and (ii) Messrs. Helf, Sapp and Cox as compared to Mr. Perez is a reflection of differences in the level and scope of responsibility of their respective positions, and the market's pattern of providing progressive salaries at higher levels.

Cash Bonus Incentive

        The performance of the Chief Executive Officer and the other Named Executive Officers is evaluated for cash bonus eligibility against performance criteria goals in four areas: profitability; growth; credit quality; and operating efficiency. The executive officers operate in a team environment and the performance criteria against which they are measured are uniform across functional positions. The Compensation Committee set performance criteria goals in these four areas for 2008. If all goals were met, each Named Executive Officer would be eligible to receive a bonus up to 100% of his salary.

  Performance Measurements for Bonus

        During 2008, the Compensation Committee established performance criteria and goals for executive bonuses consisting of financial and other measures in the areas of profitability, growth, credit quality and operating efficiency. The performance criteria, 2008 goals and actual performance for 2008 were as follows:

Performance Metric	2008 Goal	2008 Actual
Total assets at year-end	$1.2 billion	$1.22 billion
Return on average assets (for Bank)	0.82%	1.07%
Diluted earnings per share	$1.56	$1.60
Maximum net charge-offs as percentage of average assets	0.65%	0.51%
Maximum classified assets as a percentage of total assets	1.15%	2.49%
Maximum operating expense as a percentage of average assets	2.15%	1.52%
Assets per employee	$10.0 million	$14.7 million
Maximum efficiency ratio	48.00%	44.87%

        Based on the achievement of seven of the eight performance goals for 2008 and rounding such percentage upward to the nearest 10%, the Compensation Committee awarded each of the Named Executive Officers 90% of his potential cash bonus for the year. Therefore, in accordance with the executive compensation policy approved by the board of directors for 2007, each of the Named Executives Officers received a cash bonus equal to 90% of his 2008 base salary. The following bonuses were paid to the Named Executive Officers in 2009 based on achievement of the performance goals for 2008:

Named Executive Officer	Bonus
Arthur F. Helf	$360,000
Frank Perez	55,688
Michael R. Sapp	360,000
H. Lamar Cox	315,000

        Annually, the performance criteria and goals will be reviewed and, in some cases, the criteria or goals will be modified by the Compensation Committee. These criteria provide a basis for making qualitative judgments about performance and its implication on compensation and incentive awards for the Named Executive Officers.

        During the first quarter of 2009, the Compensation Committee established the following performance criteria for bonuses and with respect to 80% of the awards granted under the 2007 Equity Plan during 2009:

Performance Metric	2009 Goal
Asset Growth	20%
Return on average assets (for Bank)	0.85%
Diluted EPS	$1.27
Net charge-offs	0.65%

Equity Incentive

        We currently have one equity incentive plan, the Tennessee Commerce Bancorp, Inc. 2007 Equity Plan (the "2007 Equity Plan"), which was approved by our board of directors and shareholders on June 8, 2007. The Compensation Committee believes the 2007 Equity Plan will provide financial incentives for selected employees, promoting our long-term growth and financial success by (i) attracting and retaining employees of outstanding ability, (ii) strengthening our capability to develop, maintain and direct a competent management team, (iii) providing an effective means for selected employees to acquire and maintain ownership of our common stock, (iv) motivating employees to achieve long-range goals and objectives and (v) providing incentive compensation opportunities competitive with peer financial institution companies.

        The Compensation Committee believes that stock ownership or its equivalent by management aligns the interest of management with our shareholders. The committee anticipates that on a going-forward basis, equity awards granted to the Named Executive Officers will serve as the long-term compensation component of our executive compensation program.

        Under the 2007 Equity Plan, Messrs. Helf, Sapp and Cox generally determine the terms of each grant to eligible participants and make their recommendations to the Compensation Committee. Grants relating to our common stock may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted performance stock, performance units and unrestricted shares of our common stock. The exercise price of options granted under the 2007 Equity Plan may not be less than the fair market value of the shares of our common stock on the date of grant.

        Based on the recommendations of Clark Consulting, in 2007 Messrs. Helf, Sapp, Cox and the former Chief Financial Officer, as the plan committee for the 2007 Equity Plan, determined that nonqualified stock options to purchase 50,000 shares of our common stock (or shares of restricted stock with an equivalent value to such stock options, at the grantee's discretion) would be granted to each of the Named Executive Officers during each of the five fiscal years 2007 through 2011. These awards were limited to the Named Executive Officers because they are responsible for long-term investment, operating or policy decisions. The plan committee determined that 20% of each award grant would vest annually over five years, subject to continued employment, and 80% of each award grant would vest annually over five years, subject to continued employment and the achievement of certain performance goals.

        The Compensation Committee establishes the performance goals that apply to each annual grant in the year of grant and such goals are subsequently measured against actual performance for the year of grant. In general, the Compensation Committee uses the same performance criteria and goals for equity awards as it establishes for the cash bonus incentives. The performance criteria are assessed on a pro rata basis, rounded to the nearest 10%. For example, if the Compensation Committee established nine goals for a given year and six of such goals were achieved that year, then 70% of the portion of each award that is subject to annual vesting based on the achievement of performance would vest during each of the five years (i.e., the product of 70% times 80%, or 56%, would vest, subject to continued employment). The performance criteria for each annual award grant are only measured during the year of grant. After the pro rata performance-based portion of each award is determined for the year of grant, such portion of each award will vest during each of the five years, subject to continued employment, and no performance goals are assessed for any subsequent years with respect to that award.

        On January 8, 2008, the Compensation Committee granted nonqualified stock options to purchase 50,000 shares of our common stock to each of the Named Executive Officers as of such date under the 2007 Equity Plan, except that Mr. Cox elected to receive 10,955 shares of restricted stock in lieu of such stock options. Twenty percent (20%) of the stock options or shares of restricted stock, as the case may be, vest over five years in equal increments, subject to continued employment, and 80% of the stock options or shares of restricted stock, as the case may be, vest over five years, subject to continued employment and the achievement of certain performance criteria during 2008. For additional information about the applicable 2008 performance criteria, see the section above entitled "—Cash Bonus Incentive—Performance Measurements for Bonus" and for additional information about these grants, see the section below entitled "Executive Compensation—Grants of Plan-Based Awards."

        During the first quarter of 2009, the Compensation Committee determined that, based on the achievement of seven of the eight performance goals for 2008 and rounding such percentage upward to the nearest 10%, the performance-based portion of each equity award granted in 2008 that will vest over each of the five years is 72% (i.e., the product of 90% times 80%). Accordingly, as a result of their continued employment, an aggregate of 92% of each equity award (i.e., options to purchase 9,200 shares of our common stock or 2,015 shares of restricted stock, as the case may be) vested for each of Messrs. Helf, Sapp and Cox as of December 31, 2008.

        On January 20, 2009, the Compensation Committee granted nonqualified stock options to purchase 50,000 shares of our common stock to each of Messrs. Helf, Sapp and Cox under the 2007 Equity Plan. For information about the applicable 2009 performance criteria for these awards, see the section above entitled "—Cash Bonus Incentive—Performance Measurements for Bonus."

Perquisites and Benefits

  Perquisites

        Each Named Executive Officer receives five weeks of paid time off each year (excluding holidays). We provide sick leave for all employees, including the Named Executive Officers. Employees, including the Named Executive Officers, are not permitted to carry over unused paid time off into a subsequent fiscal year. We provide medical and other benefits to the Named Executive Officers that are generally available to other employees. We purchase term life insurance policies covering Messrs. Helf, Sapp and Cox that provide 60% of the policy benefit to each of them. The Bank provides a car allowance to each of Messrs. Helf, Sapp and Cox and pays each of their annual dues at a local country club, expenses related to their respective use of such country club for matters related to our business and their respective reasonable expenses for continuing education courses necessary to maintain any certifications or licenses that each of them holds. Mr. Perez was provided with an automobile allowance when he was hired in August 2008.

  Retirement Benefits

        We maintain a 401(k) Plan as part of our retirement program that is intended to provide payments to the Named Executive Officers upon their resignation or retirement. The purpose of this retirement program is to provide competitive retirement benefits that enable us to attract and retain talented leaders who will exert considerable influence on our direction and success. Each Named Executive Officer is eligible to participate in the 401(k) Plan, pursuant to which each could contribute up to a maximum of $20,500 for 2008 ($15,500 limit for all employees plus $5,000 maximum "catch-up" for employees over the age of 50). We do not provide matching contributions under the 401(k) Plan at this time.

Effect of the Emergency Economic Stabilization Act of 2008

        On October 14, 2008, the U.S. Department of Treasury announced a program under the Emergency Economic Stabilization Act of 2008, or EESA. Pursuant to this program, Treasury has made preferred stock investments in participating financial institutions through the Capital Purchase Program under the U.S. Department of the Treasury's Troubled Asset Relief Program, or TARP.

        We participated in the Capital Purchase Program in 2008 by issuing shares of preferred stock and a warrant to purchase shares of our common stock to Treasury. As a result, we became subject to certain executive compensation restrictions under EESA, Treasury regulations and the Letter Agreement pursuant to which we sold shares of our preferred stock to Treasury. Those restrictions apply to our senior executive officers and have been expanded by the American Recovery and Reinvestment Act of 2009, as discussed below. At the time we decided to participate in the Capital Purchase Program, the following requirements were in effect:

  •
  No Unnecessary and Excessive Risk.  Our Compensation Committee was required to review, within 90 days of receiving funds under the Capital Purchase Program, our senior executive officer compensation programs with our senior risk officer to ensure that the incentive compensation arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten our value. Our Compensation Committee must also meet annually with our senior risk officer to discuss and review the relationship between our risk management policies and the senior executive officer incentive compensation arrangements. Our Compensation Committee must certify that it has completed these reviews of the senior executive officer incentive arrangements. The

    Compensation Committee's certification is contained in the section below entitled "Compensation Committee Report."

  •
  Clawback.  We were required to be able to recover any bonus and incentive compensation paid to our senior executive officers if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

  •
  Limit on Severance/Golden Parachutes.  We were prohibited from making certain severance payments to any senior executive officer, generally referred to as "golden parachute payments," above specified limits set forth in the Internal Revenue Code.

  •
  Limited Deductible Compensation.  We are prohibited from taking a tax deduction for annual compensation over $500,000 for each senior executive officer.

  •
  Compliance Certifications.  Our Chief Executive Officer must annually certify that:

  –
  The Compensation Committee met at least once during the prior fiscal year with our senior risk officer to discuss and review the relationship between our risk management policies and practices and the incentive compensation arrangements for the senior executive officers;

  –
  The Compensation Committee has certified to this review;

  –
  We have required that senior executive officer bonuses and incentive compensation be subject to recovery or "clawback" if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

  –
  We have prohibited any "golden parachute payment" to a senior executive officer; and

  –
  We have limited the deduction for remuneration for federal income tax purposes as required by Section 162(m)(5) of the Internal Revenue Code.

  Further, within 120 days of the date we received funds from Treasury under the Capital Purchase Program, our Chief Executive Officer must certify that our Compensation Committee has reviewed the senior executive officer compensation arrangements with our senior risk officer to ensure the senior executive officer incentive compensation arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that could threaten our value.

        Each of our current senior executive officers has agreed that his separation entitlements and bonuses, retention awards and other incentive compensation will comply with these standards.

Effect of the American Recovery and Reinvestment Act of 2009

        On February 17, 2009, the American Recovery and Reinvestment Act of 2009, or ARRA, was signed into law. ARRA amends EESA and directs Treasury to issue regulations to implement specified limitations on the compensation paid or accrued by financial institutions that participate in the TARP programs. Certain of the ARRA standards are similar to the EESA standards, but other ARRA standards are new or significantly change the EESA standards. These standards will extend beyond our senior executive officers and apply to up to the 20 next most highly compensated employees. ARRA requirements applicable during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding include the following:

  •
  No Unnecessary and Excessive Risk.  Compensation will be limited to exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten our value. Further, our Compensation Committee is required to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to us by such plans.

  •
  Prohibition on Bonus, Retention Awards or Incentive Compensation Payments.  With certain exceptions, we are prohibited from paying or accruing any bonus, retention award or incentive compensation to certain employees. The size of the assistance received by each TARP recipient determines how many of the institution's employees are subject to this prohibition. Based on our participation in the Capital Purchase Program, the prohibition will apply to at least five of our most highly-compensated employees or such higher number as may be determined by Treasury. The following compensation is excluded from this prohibition:

    –
    Long-term restricted stock, if it does not fully vest until after the TARP financial assistance is no longer outstanding and if it does not have a value greater than one-third of the employee's total annual compensation; and

    –
    Any bonus payment required to be paid pursuant to a written employment contract executed on or before February 11, 2009.

  •
  Prohibition on Severance/Golden Parachutes.  We are prohibited from making any "golden parachute payment" to a senior executive officer or any of the next five most highly-compensated employees. Unlike EESA, which applied the Internal Revenue Code definition of "golden parachute payment," ARRA defines "golden parachute payment" to mean any payment to a senior executive officer for departure from a company for any reason, except "payments for services performed or benefits accrued."

  •
  Stricter Clawback.  We must provide for the recovery of any bonus, retention award or incentive compensation paid to a senior executive officer and any of the next 20 most highly-compensated employees, based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

  •
  Prohibition on Compensation Plans that Encourage Earnings Manipulation.  We are prohibited from having any compensation plan in place that would encourage manipulation of our reported earnings to enhance the compensation of any of our employees.

  •
  Policy on Luxury Expenditures.  Our board of directors must adopt and implement a company-wide policy regarding excessive or luxury expenditures. Such "excessive expenditures" may include expenditures on entertainment or events, office and facility renovations, aviation or other transportation services or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the normal course of our business operations.

  •
  Nonbinding Shareholder Vote on Executive Compensation.  We must permit a separate shareholder "say on pay" vote to approve the compensation of our executives. The shareholder vote will not be binding on our board of directors and may not be construed as overruling any compensation decision made by the board.

  •
  Compliance Certification.  Our Chief Executive Officer and Chief Financial Officer must certify annually to the Securities and Exchange Commission that we are in compliance with the executive compensation provisions of EESA, as amended by ARRA.

  •
  Treasury Review of Prior Payments to Executives.  Treasury will review all bonuses, retention awards or other compensation paid to our senior executive officers and the next 20 most highly-compensated employees to determine if such payments were inconsistent with the purposes of EESA, as amended by ARRA, and negotiate for appropriate reimbursements.

        There is no stated effective date for executive compensation standards in the ARRA. The Securities and Exchange Commission, which is required to issue regulations related to the "say on pay" requirements, has only issued initial guidance, and that guidance indicates that a non-binding, advisory "say on pay" proposal is required in proxy materials filed with the Securities and Exchange Commission after February 17, 2009. Therefore, we have included a proposal to provide shareholders with the right to cast a non-binding, advisory vote at our 2009 annual meeting of shareholders to approve a resolution regarding the compensation of our Named Executive Officers. For more information, see the section above entitled "Proposal 3: Approval of a Non-Binding Advisory Resolution of the Compensation of the Named Executive Officers."

        Many questions regarding the remaining ARRA restrictions will not be clarified until Treasury and the Securities and Exchange Commission issue regulations. Pending the issuance of those regulations, our board of directors, our Compensation Committee and management are reviewing the requirements of ARRA, the impact on current and future compensation, and the potential effect on our competitive position. The actions required by ARRA and related considerations may require us to change the form and amount of compensation we pay to our executive officers during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding, including adjustments to base salaries, the reduction or elimination of bonus compensation and modifications to existing agreements that provide for certain types of compensation that may now be prohibited or further restricted. We will work with our executive officers and other affected employees to take such steps as we deem necessary to comply with the ARRA standards. The impact of ARRA on the retention of our existing, and recruitment of future, senior officers cannot be assessed at this time but is expected to negatively impact both recruitment and retention of experienced qualified executives.

Summary

        We believe the mix of salary, potentially significant cash bonus incentives and the future potential for equity incentives motivates our management team to produce strong results for shareholders. We further believe that this program strikes an appropriate balance between prudent business operations and appropriate employee rewards based on creation of shareholder value.

EXECUTIVE OFFICERS

        Our board of directors has the authority to appoint our officers. Each officer will hold office for such term as may be prescribed by the board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal. Each of Messrs. Helf, Sapp and Cox have entered into an employment agreement with us. The biographies of Messrs. Helf, Sapp and Cox are provided in the section above entitled "Proposal 1: Election of Directors."

        Frank Perez, age 40, has served as Chief Financial Officer of the Corporation and the Bank since August 2008. Mr. Perez previously served as Chief Financial Officer of Cumberland Bank & Trust, an internal audit manager of Crowell & Crowell, PLLC and a senior accountant of AIG American General.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below sets forth the aggregate remuneration paid by us or the Bank for services for the three most recently completed fiscal years ended December 31, 2008 to the Named Executive Officers—the Chief Executive Officer, the Chief Financial Officer, the former Chief Financial Officer and our two other most highly compensated executive officers and whose total compensation for 2008 exceeded $100,000.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Arthur F. Helf	2008	$400,000	$—	$—	$85,440		$360,000		$—	$54,913	$900,353
Chairman and Chief	2007	400,000	—	—	57,500		400,000		—	48,914	906,414
Executive Officer	2006	190,000	—	—	—		190,000		—	25,378	405,378
Frank Perez	2008	61,875	—	—	—		55,688		—	3,750	121,313
Chief Financial Officer
Michael R. Sapp	2008	400,000	—	—	85,440		360,000		—	36,939	882,379
President and Chief	2007	400,000	—	—	57,500		400,000		—	30,939	888,439
Lending Officer	2006	190,000	—	—	—		190,000		—	22,640	402,640
H. Lamar Cox	2008	350,000	—	53,741	—		315,000		—	49,256	767,727
Chief Administrative	2007	350,000	—	—	57,500		350,000		—	43,256	800,756
Officer	2006	180,000	—	—	—		180,000		—	29,410	389,410
George W. Fort	2008	126,250	—	—	—	(5)	—		—	12,393	138,643
Former Chief	2007	335,000	—	—	57,500		335,000		—	30,390	757,890
Financial Officer(4)	2006	130,000	—	—	—		150,000	(6)	—	19,408	299,408

(1)
The amounts shown reflect the accrued value for awards granted under the 2007 Equity Plan that vested during the year indicated, in accordance with FAS 123R. The assumptions used in calculating the accrued values for 2008 are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. For 2008, these amounts are based on the target award and have not been adjusted to reflect the number of shares underlying each award that are actually subject to vesting based on the achievement of 2008 performance goals.

(2)
Reflects cash bonus awards earned during the years indicated.

(3)
We provide the Named Executive Officers with other forms of compensation including paid life insurance premiums, automobile allowances, fees for services as a director, as applicable, and long-term care as follows:

Name	Life Insurance Premiums	Automobile Allowance	Fees for Services as Director(a)	Long-Term Care

Arthur F. Helf	$5,630	$19,509	$21,000	$8,774
Frank Perez	—	3,750	—	—
Michael R. Sapp	478	12,000	21,000	3,461
H. Lamar Cox	12,350	12,000	21,000	3,906
George W. Fort	1,680	5,000	5,000	713

  (a)
  Mr. Fort was not a director but received fees for attending board meetings. Compensation for service by Named Executive Officers on our board of directors and its committees during the year ended December 31, 2008 is reflected in the following table:

Name	Fees Earned or Paid in Cash*	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Arthur F. Helf	$21,000	$—	$—	$—	$—	$—	$21,000
Michael R. Sapp	21,000	—	—	—	—	—	21,000
H. Lamar Cox	21,000	—	—	—	—	—	21,000

    *
    Executive officers who are also directors receive fees for board meetings they attend but not for committee meetings. For additional information about fees for board meetings, see the section below entitled "Director Compensation."

  The Bank provides a car allowance to each of Messrs. Helf, Sapp and Cox and pays each of their annual dues at a local country club, expenses related to their respective use of such country club for matters related to our business and their respective reasonable expenses for continuing education courses necessary to maintain any certifications or licenses that each of them holds.

(4)
Mr. Fort's employment was terminated effective as of May 6, 2008.

(5)
Nonqualified stock options to purchase 50,000 shares of our common stock were granted to Mr. Fort under the 2007 Equity Plan on January 8, 2008. Eighty percent (80%) of such stock options were scheduled to vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of such stock options were scheduled to vest over five years in equal increments, subject only to continued employment. As a result of Mr. Fort's termination effective as of May 6, 2008, all of such stock options were forfeited as of December 31, 2008.

(6)
The cash bonus that Mr. Fort received for 2006 exceeded the amount of his base salary because his base salary was increased effective as of July 1, 2006 and his cash bonus award was 100% of his base salary at year-end.

        For 2008, the base salaries paid to the Named Executive Officers accounted for 44% to 51% of their respective total compensation, cash bonus incentives represented 40% to 46% of their respective total compensation, option awards represented approximately 7% to 10% of their respective total compensation and all other compensation represented the remaining 3% to 6% of their respective total compensation.

Employment Agreements

        On December 30, 2008, the Bank entered into new employment agreements with each of Messrs. Helf, Sapp and Cox. Except for the initial base salary amounts and titles of each executive, the material terms of the employment agreements are otherwise substantially identical to one another. We are in the process of revising these employment agreements to make certain clarifications and to incorporate certain requirements of the American Recovery and Reinvestment Act of 2009, and we anticipate that such revisions will be executed during the second quarter of 2009. Mr. Perez does not currently have an employment agreement, but we anticipate entering one during 2009.

        Under the new employment agreements, the initial base salary of each of Messrs. Helf and Sapp is $400,000, and the initial base salary of Mr. Cox is $350,000. Under each employment agreement, the executive is entitled to receive a performance-based annual incentive payment that will be determined by the board of directors and will be based on specific performance criteria to be identified in writing in advance to the executive. Notwithstanding this provision in the employment agreements, because we are a "TARP recipient" as that term is defined under Section 7001 of the American Recovery and Reinvestment Act of 2009, we are prohibited from paying or accruing any bonus, retention award or incentive compensation (other than long-term restricted stock under certain conditions) during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding.

        Each employment agreement has a term of two years and is automatically renewable each day during its term for one additional day so that the term is always two years, unless and until either the Bank or the executive notifies the other party of its intent not to renew. Under each employment agreement, the executive may be terminated for "cause," disability, death or without cause. In general, "cause" means:

  •
  Fraud;

  •
  Embezzlement;

  •
  Conviction of by the executive of any felony;

  •
  A material breach of, or the willful failure or refusal by the executive to perform and discharge the executive's duties, responsibilities and obligations under the agreement;

  •
  Any act of moral turpitude or willful misconduct by the executive intended to result in personal enrichment of the executive at the expense of the Bank, or any of its affiliates or which has a material adverse impact on the business or reputation of the Bank or any of its affiliates (such determination to be made by the board in its reasonable judgment);

  •
  Intentional material damage to the property or business of the Bank;

  •
  Gross negligence; or

  •
  The ineligibility of the executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Bank.

Each executive may also generally terminate his employment agreement for any reason upon written notice, upon a voluntary termination, for "good reason" or if the Bank materially breaches the agreement and such breach is not cured within 30 days after written notice. In general, "good reason" means:

  •
  Without the executive's express written consent, a material diminution in authority, duties or responsibilities;

  •
  Any reduction by the Bank in the executive's base salary;

  •
  A material diminution in the authority, duties or responsibilities of the supervisor to whom the executive reports, including a requirement to report to an officer or other employee, rather than directly to the board of directors;

  •
  A material diminution in the budget over which the executive retains authority;

  •
  Any failure of the Bank to obtain the assumption of, or the agreement to perform, the agreement by any successor; or

  •
  The Bank requiring the executive to be permanently assigned to a location other than the current or future headquarters of the Bank.

        If an executive is terminated without cause or the executive terminates his employment for "good reason," he will be entitled to receive severance in an amount equal to two times the executive's aggregate cash compensation (including cash incentive bonus) as calculated in the employment agreement, less applicable taxes and other deductions, and all equity awards will be deemed to have vested.

        Upon a change in control of the Bank and termination of the executive's employment without cause or for good reason during the period beginning one year prior to and ending two years following such change in control, each executive would be entitled to receive a lump sum payment equal to one dollar ($1) less than the amount that would constitute an "excess parachute payment," as defined in Section 280G of the Internal Revenue Code. "Change in control" is defined in the employment agreements as a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank. Notwithstanding this provision in the employment agreements, because we are a "TARP recipient," no "golden parachute payments" may be paid to any Named Executive Officer during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding.

Grants of Plan-Based Awards

        The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers during 2008:

									All Other Stock Awards: Number of Shares of Stock or Units	All Otherp Option Awards: Number of Securities Underlying Options
					Estimated Future Payouts Under Equity Incentive Plan Awards							Grant Date Fair Value of Stock and Option Awards(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)									Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target		Maximum

Arthur F. Helf	1/8/2008	$—	$—	$—	—	50,000	(3)	—	—	—	$22.15	$222,500
	—	—	400,000	—	—	—		—	—	—	—	—
Frank Perez	—	—	68,875	—	—	—		—	—	—	—	—
Michael R. Sapp	1/8/2008	—	—	—	—	50,000	(3)	—	—	—	22.15	22,500
	—	—	400,000	—	—	—		—	—	—	—	—
H. Lamar Cox	1/8/2008	—	—	—	—	10,955	(3)	—	—	—	—	48,750
	—	—	350,000	—	—	—		—	—	—	—	—
George W. Fort	—	—	—	—	—	—	(4)	—	—	—	—	—

(1)
Reflects a cash bonus incentive in an amount equal to the Named Executive Officer's annual salary for 2008, subject to the achievement of certain performance goals. There were no threshold or maximum award amounts for this bonus opportunity. For additional information about the cash bonus incentives, see the section above entitled "Compensation Discussion and Analysis—Composition of Total Compensation—Cash Bonus Incentive."

(2)
Reflects the grant date fair value of all awards computed in accordance with FAS 123R.

(3)
Reflects a grant of nonqualified stock options to purchase 50,000 shares of our common stock or 10,955 shares of restricted stock, as the case may be, under the 2007 Equity Plan, 80% of which vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria for 2008, and 20% of which vest over five years in equal increments, subject only to continued employment.

(4)
Nonqualified stock options to purchase 50,000 shares of our common stock were granted to Mr. Fort under the 2007 Equity Plan on January 8, 2008. Eighty percent (80%) of such stock options were scheduled to vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of such stock options were scheduled to vest over five years in equal increments, subject only to continued employment. As a result of Mr. Fort's termination effective as of May 6, 2008, all of such stock options were forfeited as of December 31, 2008.

        On January 8, 2008, nonqualified stock options were granted to each of Messrs. Helf and Sapp and shares of restricted stock were granted to Mr. Cox under the 2007 Equity Plan. The stock options have an exercise price of $22.15 per share, which was equal to the closing market price of our common stock on the date of the grant, and expire ten years after the date of grant. Twenty percent 20% of the awards vest over five years in equal increments, subject to continued employment, and 80% of the awards vest over five years, subject to continued employment and the achievement of certain performance criteria. Based on the achievement of seven of the eight performance goals for 2008 and rounding such percentage upward to the nearest 10%, the performance-based portion of each award that will vest over each of the five years is 72% (i.e., the product of 90% times 80%). Accordingly, if each of Messrs. Helf, Sapp and Cox remains employed at the end of each year in the five-year vesting period (2008 to 2012), an aggregate of 92% of each award that is subject to annual vesting (i.e., options to purchase 9,200 shares of our common stock or 2,015 shares of restricted stock, as the case may be) will vest each year for each individual. For additional information, see the section above entitled "Compensation Discussion and Analysis—Composition of Total Compensation—Equity Incentive."

        During 2008, the Compensation Committee established performance criteria and goals for cash bonus incentives for the Named Executive Officers. Based on the achievement of seven of the eight performance goals for 2008 and rounding such percentage upward to the nearest 10%, the Compensation Committee awarded each of the Named Executive Officers 90% of his potential cash bonus for the year. Therefore, each of the Named Executives Officers received a cash bonus equal to 90% of his 2008 base salary. For additional information, see the section above entitled "Compensation Discussion and Analysis—Composition of Total Compensation—Cash Bonus Incentive."

 Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table sets forth information with respect to our outstanding equity awards as of December 31, 2008 for our Named Executive Officers.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Arthur F. Helf	30,000	—	—		$7.50	2/18/2013	—	$—	—		$—
	20,000	—	—		10.50	8/31/2013	—	—	—		—
	20,000	—	—		11.00	3/16/2014	—	—	—		—
	20,000	—	30,000	(1)	25.00	6/13/2017	—	—	—		—
	9,200	—	36,800	(2)	22.15	1/07/2018	—	—	—		—
Frank Perez	—	—	—		—	—	—	—	—		—
Michael R. Sapp	100,872	—	—		5.00	1/14/2010	—	—	—		—
	30,000	—	—		7.50	2/18/2013	—	—	—		—
	20,000	—	—		10.50	8/31/2013	—	—	—		—
	20,000	—	—		11.00	3/16/2014	—	—	—		—
	20,000	—	30,000	(1)	25.00	6/13/2017	—	—	—		—
	9,200	—	36,800	(2)	22.15	1/07/2018	—	—	—		—
H. Lamar Cox	348	—	—		5.00	1/14/2010	—	—	—		—
	30,000	—	—		7.50	2/18/2013	—	—	—		—
	20,000	—	—		10.50	8/31/2013	—	—	—		—
	20,000	—	—		11.00	3/16/2014	—	—	—		—
	20,000	—	30,000	(1)	25.00	6/13/2017	—	—	—		—
	—	—	—		—	—	—	—	8,060	(2)	48,360	(3)
George W. Fort	—(4)	—	—	(4)	25.00	6/13/2017	—	—	—		—

(1)
Reflects a grant as of June 14, 2007 of nonqualified stock options to purchase 50,000 shares of our common stock under the 2007 Equity Plan, 80% of which vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of which vest over five years in equal increments, subject only to continued employment. As of December 31, 2008, options to purchase 20,000 shares of our common stock had vested.

(2)
Reflects a grant as of January 8, 2008 of nonqualified stock options to purchase 50,000 shares of our common stock or 10,955 shares of restricted stock, as the case may be, under the 2007 Equity Plan, 80% of which vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of which vest over five years in equal increments, subject only to continued employment. Based on the achievement of seven of the eight performance goals for 2008 and rounding such percentage upward to the nearest 10%, the performance-based portion of each award that will vest over each of the five years is 72% (i.e., the product of 90% times 80%). Accordingly, if each of Messrs. Helf, Sapp and Cox remains employed at the end of each year in the five-year vesting period (2008 to 2012), an aggregate of 92% of each award that is subject to annual vesting (i.e., options to purchase 9,200 shares of our common stock or 2,015 shares of restricted stock, as the case may be) will vest each year for each individual. As of December 31, 2008, options to purchase 9,200 shares of our common stock and 2,015 shares of restricted stock, as the case may be, had vested and options to purchase 36,800 shares of our common stock and 8,060 shares of restricted stock, as the case may be, remained subject to annual vesting.

(3)
Reflects the market value as of December 31, 2008.

(4)
Nonqualified stock options to purchase 50,000 shares of our common stock were granted to Mr. Fort under the 2007 Equity Plan on January 8, 2008. Eighty percent (80%) of such stock options were scheduled to vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of such stock options were scheduled to vest over five years in equal increments, subject only to continued employment. As a result of Mr. Fort's termination effective as of May 6, 2008, all of such stock options were forfeited as of December 31, 2008. Nonqualified stock options to purchase 10,000 shares of our common stock that were granted to Mr. Fort on June 14, 2007 had already vested as of the date of his termination. Pursuant to the terms of the 2007 Equity Plan, however, such options were immediately forfeited upon such termination.

Options Exercised and Stock Vested

        The following table sets forth certain information with respect to options exercised by the Named Executive Officers in fiscal 2008:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Arthur F. Helf	—	$—	—	$—
Frank Perez	—	—	—	—
Michael R. Sapp	—	—	—	—
H. Lamar Cox	7,500	136,275	2,015	12,090
George W. Fort	—	—	—	—

(1)
The value realized by each Named Executive Officer is calculated as the difference between the option strike price and the market value of a share of our common stock on the date of exercise multiplied by the number of options exercised.

(2)
The value realized by each Named Executive Officer is calculated as the number of shares of our common stock multiplied by the market value of such shares on the vesting date.

Potential Payments Upon Termination or Change-in-Control

        We have entered into certain agreements and maintain certain plans that will require us to provide compensation to Named Executive Officers in the event of a termination of employment or our change in control. The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2008 is listed in the tables below.

        Because we are a "TARP recipient" as that term is defined under Section 7001 of the American Recovery and Reinvestment Act of 2009, no "golden parachute payments" may be paid to any Named Executive Officer during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding. Because ARRA was not in effect as of December 31, 2008, however, the amounts listed in the tables below do not reflect this limitation.

Mr. Helf

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause		Involuntary Termination for Cause	Termination Related to Change in Control		Disability		Death

Cash Payments	$—	$1,116,667	(1)	$—	$2,731,149	(2)	$—	(3)	$—	(3)
Stock Options (unvested)	—	—	(4)	—	—	(5)	—		—
Insurance Benefits	—	—		—	—		—		300,000	(6)
Excise Tax Gross-up	—	—		—	—		—		—

Mr. Perez

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Disability	Death

Cash Payments	$—	$—	$—	$—	$—	$—
Stock Options (unvested)	—	—	—	—	—	—
Insurance Benefits	—	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—	—

Mr. Sapp

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause		Involuntary Termination for Cause	Termination Related to Change in Control		Disability		Death

Cash Payments	$—	$1,116,667	(1)	$—	$963,891	(2)	$—	(3)	$—	(3)
Stock Options (unvested)	—	—	(4)	—	—	(5)	—		—
Insurance Benefits	—	—		—	—		—		300,000	(6)
Excise Tax Gross-up	—	—		—	—		—		—

Mr. Cox

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause		Involuntary Termination for Cause	Termination Related to Change in Control		Disability		Death

Cash Payments	$—	$981,667	(1)	$—	$1,161,643	(2)	$—	(3)	$—	(3)
Stock Options (unvested)	—	—	(4)	—	—	(5)	—		—
Insurance Benefits	—	—		—	—		—		300,000	(6)
Excise Tax Gross-up	—	—		—	—		—		—

Mr. Fort(7)

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Disability	Death

Cash Payments	$—	$—	$—	$—	$—	$—
Stock Options (unvested)	—	—	—	—	—	—
Insurance Benefits	—	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—	—

(1)
Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a severance payment equal to two times the sum of (i) the Named Executive Officer's base salary being paid at the time of termination plus (ii) the annual amount of the Named Executive Officer's performance-based annual incentive payment, which will be deemed to equal the average of such payments over the three-year period immediately prior to the termination. The aggregate severance payment, less applicable taxes and other deductions, will be payable without interest in equal installments, but no less frequently than monthly, with the final installment due on the second anniversary of the date of termination.

(2)
Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a payment equal to one dollar ($1) less than the amount that would constitute an "excess parachute payment," as defined in Section 280G of the Internal Revenue Code. This amount will be paid in a lump sum within 30 days of a change in control. The payment is triggered upon a change in control and termination of the executive's employment without cause or for good reason during the period beginning one year prior to and ending two years following such change in control.

(3)
Pursuant to the Named Executive Officer's employment agreement, the Named Executive Officer will receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years. The bonus amount earned by each Named Executive Officer for 2008 is set forth in the column entitled "Non-Equity Incentive Compensation" in the Summary Compensation Table above.

(4)
Pursuant to the Named Executive Officer's employment agreement, all awards of share grants or options granted by the Bank shall be deemed to have vested. Because the closing price of our common stock on December 31, 2008 ($6.00) was less than the exercise price of the unvested options granted in 2007 and 2008 under the 2007 Equity Plan ($25.00 and $22.15, respectively), however, the intrinsic value of such options as of that date would have been $0.

(5)
Pursuant to the 2007 Equity Plan, if we are not the surviving corporation following a change in control and the surviving corporation following the change in control or the acquiring corporation does not assume the outstanding awards granted under the 2007 Equity Plan or does not substitute equivalent equity awards relating to the securities of the surviving corporation or acquiring corporation or its affiliates, the Named Executive Officers' unvested options would become immediately exercisable. Because the closing price of our common stock on December 31, 2008 ($6.00) was less than the exercise price of the unvested options granted in 2007 and 2008 under the 2007 Equity Plan ($25.00 and $22.15, respectively), however, the intrinsic value of such options as of that date would have been $0.

(6)
Reflects the proceeds of a term life insurance policy with the Named Executive Officer named as beneficiary. The Named Executive Officer will receive 60% of the value of the policy and the Bank will receive the remaining 40%.

(7)
Because Mr. Fort was terminated effective as of May 6, 2008 and he was paid no severance in connection therewith, no information is provided with respect to his terminated employment agreement.

DIRECTOR COMPENSATION

        The following table sets forth the compensation of our non-employee directors for services rendered during 2008:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Paul W. Dierksen	$23,000	$—	$—	$—	$—	$—	$23,000
Dennis L. Grimaud	31,000	—	—	—	—	—	31,000
William W. McInnes	39,000	—	—	—	—	—	39,000
Thomas R. Miller	38,000	—	—	—	—	—	38,000
Darrel E. Reifschneider	31,000	—	—	—	—	—	31,000
Paul A. Thomas	23,000	—	—	—	—	—	23,000

        Each of the non-employee directors of the Corporation and the Bank, who are the same individuals, is paid fees for attending full board meetings and committee meetings. Directors are not paid a retainer and are not paid for meetings that they do not attend. In 2008, each director, including those Named Executive Officers who are also directors, was paid $5,000 for each full board meeting he attended. Each non-employee director committee member was paid $1,000 for each committee meeting attended.

 AUDIT COMMITTEE REPORT

        The Audit Committee consists of Messrs. McInnes (Chair), Grimaud and Miller. Each member meets the independence standards of The NASDAQ Stock Market LLC and SEC Rule 10A-3 and Mr. McInnes is an "audit committee financial expert," as defined in Item 407(d)(5)(ii) of Regulation S-K. The role and responsibilities of the Audit Committee are set forth in the committee's charter, a copy of which was filed as Appendix A to the proxy statement for the 2008 annual meeting of shareholders. In fulfilling its responsibilities, the Audit Committee:

  •
  Reviewed and discussed with our management the audited financial statements for the year ended December 31, 2008;

  •
  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, both with and without management present; and

  •
  Received the written disclosures and the letter from KraftCPAs, PLLC, our independent accountants, required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and also discussed with KraftCPAs, PLLC any relationships that may impact its objectivity and independence, and determined that KraftCPAs, PLLC is independent.

        Based upon the Audit Committee's review and discussions described above, and in reliance thereon, the Audit Committee recommended to the board of directors that the Corporation's audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

                      Audit Committee:

                      William W. McInnes (Chair)
                      Dennis L. Grimaud
                      Thomas R. Miller

        The information contained in this report shall not be deemed to be "soliciting material," or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407(d), or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

        Pursuant to Section 111(b)(2)(A) of the Emergency Economic Stabilization Act of 2008, as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009, the Compensation Committee certifies that it has reviewed with our senior risk officer the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Corporation.

                      Compensation Committee:

                      Darrel E. Reifschneider (Chair)
                      Thomas R. Miller
                      Paul A. Thomas, M.D.

        The information contained in this report shall not be deemed to be "soliciting material"or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407(e)(5), or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee have at any time been an officer or employee of ours, nor have any of the members had any relationship requiring disclosure by us. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our board of directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Bank has had in the past and will continue to have in the future, banking transactions in the ordinary course of business with our directors, officers and 5% shareholders and "related interests" of such persons. As used in this connection, "related interests" includes any entity, such as a corporation in which a director has a 10% or greater ownership, any corporation in which a director or officer also serve as an officer, any other organization, partnership and entity in which such person is interested and certain relatives of a director or officer. The direct and indirect extensions of credit described above have and will continue to (i) be evidenced by a promissory note naming the Bank as payee, and contain an annual percentage rate which is reasonably comparable to that normally charged to non-affiliates by other commercial lenders for similar loans made in the Bank's locale; (ii) be repaid pursuant to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans made in the lender's locale; (iii) be made only if credit reports and financial statements, or other reasonable investigation appropriate in light of the nature and terms of the loan and which meet the loan policies normally used by other commercial lenders for similar loans made to non-affiliates in the lender's locale, show the borrower to be a satisfactory credit risk; (iv) be made on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with unrelated persons; and (v) not involve more than the normal risk of uncollectability or present other unfavorable features. At December 31, 2008, direct and indirect loans to our officers and directors by the Bank aggregated approximately $22.3 million.

        We have no written policies or procedures for the review, approval or ratification of any related person transaction required to be reported. Any potential related person transaction that involves more than a de minimis obligation, expense or payment, however, is reviewed by the board of directors prior to us entering into any such transaction. During 2008, there were no transactions with related persons other than the extensions of credit described above.

 GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission, as well as to furnish us with a copy of such report. There are specific due dates for these reports and Securities and Exchange Commission regulations require us to identify in our Proxy Statement any failure to file the reports as required for 2008. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the Securities and Exchange Commission and posted on its website and (2) written representations from our executive officers and directors, we believe that all reports were filed in a timely manner during 2008, except as follows: (a) each of Messrs. Helf, Sapp, Cox and Fort filed a late Form 4 on January 25, 2008 with respect to awards granted under the 2007 Equity Plan on January 8, 2008; (b) Mr. Cox filed a late Form 4 on February 4, 2008 with respect to an exercise of options to purchase 7,500 shares of our common stock on January 24, 2008; and (c) Mr. Perez filed a late Form 3 on January 22, 2009 with respect to becoming our Chief Financial Officer effective as of August 18, 2008.

Householding of Proxy Materials and Annual Reports

        The Securities and Exchange Commission rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding, however, will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold our common stock as a registered shareholder and prefer to receive separate copies of a proxy statement and/or annual report either now or in the future, please call (615) 599-2274 or send a written request to:

                Tennessee Commerce Bancorp, Inc.
                381 Mallory Station Road
                Franklin, Tennessee 37067-8264
                Attention: Corporate Secretary

        If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling (615) 599-2274 or sending a written request to the address above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

        This Proxy Statement and our 2008 Annual Report to Shareholders are available at www.tncommercebank.com on our Investor Relations webpage under the caption "SEC Filings." If you wish to attend the annual meeting and need directions, please call us at (615) 599-2274.

 Miscellaneous

        We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

        Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted with respect so such matters in accordance with the judgment of the person or persons voting such proxies, subject to the direction of the board of directors.

        A copy of our 2008 Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 will be furnished without charge to any shareholder who requests such report by sending a written request to:

                Tennessee Commerce Bancorp, Inc.
                381 Mallory Station Road
                Franklin, Tennessee 37067-8264
                Attention: Corporate Secretary

        A copy of our Annual Report on Form 10-K may also be obtained without charge on our website at www.tncommercebank.com on our Investor Relations webpage under the caption "SEC Filings" and through the Securities and Exchange Commission's website at www.sec.gov.

                      TENNESSEE COMMERCE BANCORP, INC.

                      /s/ ARTHUR F. HELF

                      Arthur F. Helf
                       Chairman and Chief Executive Officer

April 20, 2009

X ANNUAL MEETING OF SHAREHOLDERS MAY 19, 2009 For Withhold For All All All Except Detach above card, sign, date and mail in postage-paid envelope provided. REVOCABLE PROXY Tennessee Commerce Bancorp, Inc. The undersigned hereby appoints Arthur F. Helf or Michael R. Sapp as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all of the shares of common stock of Tennessee Commerce Bancorp, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 on May 19, 2009, at 3:30 p.m. Central Time, or any adjournment thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. For Against Abstain PLEASE MARK VOTES AS IN THIS EXAMPLE Date Please be sure to date and sign this proxy card in the box below. 5802 Please sign below and return to Registrar and Transfer Company ATTN: Proxy Department, P.O. Box 1158, Cranford, NJ 07016-9747. This Is the Only Document You Need to Return at this Time. PLEASE ACT PROMPTLY. SIGN, DATE AND MAIL YOUR PROXY CARD TODAY. Tennessee Commerce Bancorp, Inc. 381 Mallory Station Road, Suite 207 Franklin, Tennessee 37067 IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. 1. As to the election of the directors listed in the proxy statement: Arthur F. Helf William M. McInnes Paul A. Thomas 2. As to the ratification of the appointment of KraftCPAs, PLLC as Tennessee Commerce Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2009: 3. As to the approval of the non-binding advisory resolution of the compensation of the Named Executive Officers: 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. I will attend the shareholder meeting. Note: Please sign exactly as your name appears on this proxy. If signing for an estate, trust, corporation or partnership, include your title or capacity. If shares are held jointly, each holder must sign. Shareholder sign above Co-holder (if any) sign above